EXHIBIT 4.10

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 23rd December 2014

RECKITT BENCKISER HEALTHCARE (UK) LIMITED

and

RB PHARMACEUTICALS LIMITED

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

Slaughter and May

One Bunhill Row

London, EC1Y 8YY

(RLC/LBW/JEVS)

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

Schedule 1 - RB Services

Schedule 2 - lndivior Services

Schedule 3 - Non-Disclosure Agreements

Schedule 4- List of work orders performed by lndivior under RBH’s name

Schedule 5 -Terms of the KWN Office Licence and the KWS Office Licence

2

THIS AGREEMENT is made 23rd December 2014

BETWEEN:

1.                                      RECKITT BENCKISER HEALTHCARE (UK) LIMITED whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH (registered in England and Wales No. 00261312) (“RBH”);

AND

2.                                      RB PHARMACEUTICALS LIMITED whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH (registered in England and Wales No. 07183451) (“Indivior”),

WHEREAS:

(A)                               Reckitt Benckiser Group plc (“RBG”), the ultimate parent company of RBH, shall demerge its pharmaceuticals business, comprised of RBP Global Holdings Limited (“RBP Global”) from the rest of its business by way of an indirect dividend demerger (the “Demerger”), which will result in the transfer of the entire share capital of RBP Global to Indivior PLC, the ultimate parent company of Indivior at the effective date of the Demerger. The Demerger shall take place on the terms and subject to the conditions set out in a demerger agreement dated 17 November 2014 between RBG, Indivior PLC, RBP Global, RBH and Indivior (the “Demerger Agreement”).

(B)                               In connection therewith, RBH and Indivior have agreed to provide the relevant R&D Services to each other and the other party’s Group on the terms of this Agreement.

WHEREBY IT IS AGREED as follows:

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        In this Agreement, unless otherwise specified:

“Ancillary Facilities Agreement”	has the meaning given to it in the Demerger Agreement;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London, UK and Richmond, Virginia, USA (other than solely for trading or settlement in euro);

“Change Impact Statement”	has the meaning given to it in Clause 9.4;

“Commencement Date”	means the date of this Agreement;

“Contract”	means, with respect to a Third Party Provider, the contract or contractual arrangement between the Provider and such Third

Party Provider;

“Contract Alteration”	has the meaning given to it in Clause 19.8;

“Defaulting Party”	has the meaning given to it in Clause 18.1;

“Demerger”	has the meaning given to it in the recitals;

“Demerger Agreement”	has the meaning given to it in the recitals;

“Demerger Tax Deed”

means the UK deed of tax covenant to be entered into by (1) RBG and (2) Indivior PLC at the Commencement Date, which contains cross-covenants in relation to each of the RB Group and the Indivior Group’s non-US Tax liabilities and sets out how each of the RB Group and the Indivior Group will cooperate with each other in respect of non-US Tax matters following the Demerger;

“Employees and Contractors”	means, in relation to a party, those people employed by that party (or that party’s Group) on a full-time, part-time, hired contract or temporary basis;

“Estate”	has the meaning given to it in the FCP Lease;

“Expiry Costs”

means the costs, losses, liabilities and expenses arising out of or in connection with the cessation of provision of the relevant R&D Service (including any amounts in respect of VAT comprised in such costs, losses, liabilities and expenses but only to the extent not recoverable), including, without limitation, the costs or liabilities incurred in connection with terminating any contract in accordance with its terms other than where such cessation or termination is due to any act or omission on the part of the relevant Provider or any member of its Group;

“Expiry Date”

means, in respect of an R&D Service, the earlier of: (I) the date on which the relevant R&D Service Period expires; and (ii) the date on which the relevant R&D Service is terminated pursuant to Clause 18;

“FCP Lease”	means the lease of the fine chemical plant off Dansom Lane, Hull HU8 7DS dated 1 December 2014 and made between (1) RBH and (2) Indivior;

“Force Majeure”	has the meaning given in Clause 20.1;

“Fourth Year Services”	has the meaning given in Clause 20.1;

“Group”

means in relation to the relevant entity:

(A)                   a parent undertaking or subsidiary undertaking of that entity; or

(B)                   a subsidiary undertaking of any parent undertaking of that entity,

and “Group Company” shall be construed accordingly;

“H&S Procedures”	means the health and safety procedures as set out in the RB Group’s internal work policies;

“IMP”	means investigational medicinal products;

“Indivior Business”	has the meaning given to it in the Demerger Agreement;

“Indivior Group”	means Indivior PLC, Indivior, RBP Global and the companies that are, or will be, subsidiary undertakings of RBP Global or Indivior PLC;

“Indivior Group Member”	means any member of the Indivior Group from time to time;

“lndivior Intellectual Property Rights”	means: (A) any and all Intellectual Property Rights created or developed under the Work Orders; or (B) any improvement to, or modification of, any Intellectual Property Rights set out in (A) above;

“Indivior Services”	means those services set out in Schedule 2 and “Indivior Service” shall be construed accordingly;

“Instalment Dates”

means (i) in respect of the Shared Services Charge, the 15th day of each month or, if such date does not fall on a Business Day, the first Business Day after such date unless the parties agree otherwise and (ii) in respect of the KWN/KWS Charge, means 15 January, 15 April, 15 July and 15 October or, if such date does not fall on a Business Day, the first Business Day after such date;

“Intellectual Property Rights”

means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs, rights in information and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world;

“KWN/KWS Charge”

means the charges for the KWN Office Licence and the KWS Office Licence set out in the row marked “Service Charge” in RB R&D Service No.1 in Schedule 1, as amended from time to time in accordance with the terms of this Agreement;

“KWN Office Licence”

means the right to use and occupy the KWN Office Space and (on a non-exclusive basis) the common parts of the Estate including access ways, toilets and kitchens as referred to in Clause 3 on the terms set out in Schedule 5;

“KWN Office Space”

means the office space as at the date of this Agreement occupied by the Recipient Group in the KWN building located at the Estate or as may be relocated within the Estate by the Provider from time to time;

“KWS Office Licence”

means the right to use and occupy the KWS Office Space and (on a non-exclusive basis) the common parts of the Estate including access ways, toilets and kitchens as referred to in Clause 3 on the terms set out in Schedule 5;

“KWS Office Space”

means the office space as at the date of this Agreement occupied by the Recipient Group in the KWS building located at the Estate or as may be relocated within the Estate by the Provider from time to time;

“Licences”	has the meaning given to it in Schedule 5;

“Offices”	has the meaning given to it in Schedule 5;

“Omitted R&D Service”	has the meaning given to it in Clause 9.5;

“Payee”	has the meaning given to it in Clause 11.15;

“Payor”	has the meaning given to it in Clause 11.15;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or with the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Provider”	shall be construed in accordance with Clauses 2.1 and 2.2;

“Provider Group”	means, in relation to a Provider, that Provider’s Group;

“Provider Personnel”

means any employees, sub-contractors, agents or delegates (including for the avoidance of doubt, any Third Party Provider) from time to time of the Provider who are engaged in the provision of the Indivior Services or RB Services, as appropriate;

“R&D Facilities”	means the research and development facilities located on the Estate, including laboratory space, a stability oven room and an IMP supply unit;

“R&D Facilities Rules”	means the rules and regulations governing use of the R&D Facilities from time to time;

“R&D Service”

means the RB Services, the KWN Office Licence, the KWS Office Licence or the Indivior Services (as appropriate), to be provided in accordance with this Agreement and each of them as the context so requires (and such other services as may be agreed in writing between the parties to be R&D Services under this Agreement from time to time);

“R&D Service Levels”	means the service levels set out in Clause 10 and “R&D Service Level” shall be construed accordingly;

“R&D Service Period”

means, for each R&D Service, the period of time for which such service will be provided, as set out in the row marked “Service Period” in Schedule 1, and for each of the Licences a period of three years, in each case such period to run from the Commencement Date and to include (where the context requires) any periods of extension agreed by the parties in accordance with Clause 10.4 and/or Clause 17;

“RB Controlled Drug Licence”	means the controlled drug licence hold by RBH in relation to operations at Dansom Lane, Hull, HU8 7DS;

“RB IMP Drug Licence”	means the IMP manufacturer’s licence held by RBH in relation to operations at Dansom Lane, Hull, HU8 7DS;

“RB Group”	means Reckitt Benckiser Group plc and its subsidiary undertakings from time to time, but excluding any Indivior Group Member;

“RB Group Member”	means any member of the RB Group from time to time;

“RB Services”	means those services set out in Schedule 1 and “RB Service” shall be construed accordingly;

“RBG”	has the meaning given to it in the recitals;

“RBP Global”	has the meaning given to it in the recitals;

“Recipient”	shall be construed in accordance with Clauses 2.1 and 2.2;

“Recipient Group”	means in relation to a Recipient, that Recipient’s Group;

“Regulations”

means, in the United Kingdom, TUPE, in other European Union countries the equivalent local legislation enacted under Council Directive 2001/23/EC, and in any other applicable jurisdiction any equivalent local legislation providing for an automatic transfer of employment in connection with a business transfer or service provision change;

“Regulatory Authority”

means any international, national or local governmental or regulatory body, agency, department, bureau, court or other entity, including the European Medicines Agency, the UK Medicines and Healthcare Products Regulatory Agency and the UK Home Office, having jurisdiction over any of the R&D Services;

“Representative”	has the meaning given to it in Clause 12.2;

“Separation Committee”	has the meaning given to it in the Demerger Agreement;

“Service Charge”	means the KWN/KWS Charge and the Shared Services Charge;

“Shared Services Charge”	means the charges set out in the row marked “Service Charge” in Schedule 1 (excluding the KWN/KWS Charge), as amended from time to time in accordance with the terms of this Agreement;

“Site Audit”	means an audit or inspection by a Regulatory Authority;

“Tax”	has the meaning given to it in the Demerger Tax Deed;

“Tax Authority”	has the meaning given to it in the Demerger Tax Deed;

“Technical Agreement”	means the technical agreement entered into between the parties on or about the date of this Agreement, as amended and restated from time to time;

“Third Party Consents”	has the meaning given to it in Clause 8.1 and “Third Party Consent” shall be construed accordingly;

“Third Party Group Member”	has the meaning given to it in Clause 30.1;

“Third Party Provider”

means any third party supplier who is engaged by any member of the Provider Group to provide goods or services that are used in the provision of access to and use of the R&D Facilities and any R&D Services (or part thereof);

“Transitional Services Agreement”	means the transitional services agreement entered into between (1) Reckitt Benckiser plc and (2) RBP Global on or around the Commencement Date;

“TUPE”	means the Transfer of Undertakings (Protection of Employees) Regulations 2006 (SI 2006/246), as amended from time to time;

“VAT”	means value added tax;

“Visitor”	means any person who is not an employee or contractor of either party or its Group who is proposed to, or does, have access to the R&D Facilities;

“Working Hours”	means 9 a.m. to 5 p.m. on a Business Day; and

“Work Order”	means a work order as agreed between the parties and/or members of the parties’ Groups, whereby a Third Party

Provider and/or any member of the RB Group have carried and/or will carry out work relating to the Indivior Business (as that term is defined in the Demerger Agreement) in accordance with any agreement between RBH (or any other RB Group Member) and a third party service provider, including without limitation the work orders referenced in Schedule 4.

“Y4 Notice”	has the meaning given to it in Clause 17.2. 1.2.

1.2                                        In this Agreement, unless otherwise specified:

(A)                   references to clauses, sub-clauses, paragraphs, sub-paragraphs, Recitals and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Recitals and Schedules to, this Agreement;

(B)                      the Schedules and any attachments form part of this Agreement and the Schedules shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules. In the event of any conflict between any provision of the body of this Agreement and a Schedule, the provisions of the body of this Agreement shall prevail;

(C)                      headings and titles to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(D)                      a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of the Provider or the Recipient under this Agreement;

(E)                       references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(F)                        references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(G)                      the expression “subsidiary” shall have the meaning given in the Companies Act 2006;

(H)                     references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(I)                          references to times of the day are to London time and references to a month are to a calendar month;

(J)                          references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(K)                      unless specified to the contrary, references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages, payments, costs and expenses made or incurred by that person to the extent that they arise directly in consequence of that circumstance.

2.                                               THE PROVIDER AND THE RECIPIENT

2.1                                        RBH is the Provider and Indivior is the Recipient to the extent that the provisions of this Agreement relate to the provision of the RB Services and/or access to the R&D Facilities.

2.2                                        Indivior is the Provider and RBH is the Recipient to the extent that the provisions of this Agreement relate to the provision of the Indivior Services.

2.3                                        The Recipient is entering into this Agreement for and on behalf of itself and as agent for each other member of its Group that is nominated by the Recipient from time to time to have access to and use of the R&D Facilities and receive any R&D Service in relation to such access to and use of the R&D Facilities under this Agreement (each of the Recipient and each such member of the Recipient’s Group being a “Recipient Group Member”).

3.                                               RB SERVICES

3.1                                        In consideration of the payment of the relevant Service Charges by Indivior (on behalf of the relevant Indivior Group Member) in accordance with Clause 11 and subject always to Clause 6.3 and Clause 8.4, with effect from the Commencement Date, RBH shall 12 provide each of the RB Services as set out in Schedule 1 of this Agreement to such Indivior Group Member as Indivior may direct for the applicable R&D Service Period.

3.2                                        RBH hereby grants to Indivior and members of the Indivior Group the KWN Office Licence and the KWS Office Licence with effect from and including the Commencement Date on the terms and subject to the conditions of this agreement.

3.3                                        Indivior hereby covenants with the Provider on behalf of itself and members of the Indivior Group on the terms of Schedule 5 in respect of its KWN Office Licence and, separately, its KWS Office Licence.

4.                                               INDIVIOR SERVICES

In consideration of the performance of the RB Services by RBH and subject to Clause 8.4, Indivior shall provide the Indivior Services to such RB Group Member as RBH may direct for the applicable R&D Service Period on the terms and subject to the conditions of this Agreement.

5.                                               ACCESS TO THE R&D FACILITIES

5.1                                        Subject to Clause 5.2, where RBH has provided Indivior with a copy of the R&D Facilities Rules, Indivior shall provide or make available a copy of the R&D Facilities Rules to all its Employees and Contractors who will have access to the R&D Facilities (as relevant) and will use all reasonable endeavours to procure the compliance of all such Employees and Contractors with its terms.

5.2                                        The obligation of Indivior in Clause 5.1 shall only extend to the latest terms of the R&D Facilities Rules with which it has been provided by RBH.

5.3                                        Indivior agrees to put in place, and to provide on request to RBH evidence of, relevant insurance cover, or procure that such relevant insurance cover shall be put in place, with a reputable insurance provider in relation to:

(A)                      any damage to any property or assets of the R8 Group caused by any of its Employees and Contractors during their use of the R&D Facilities pursuant to this Agreement; and

(B)                      any injury to any of its Employees and Contractors while such person is within the R&D Facilities.

5.4                                        RBH hereby grants Indivior, any Indivior Group Member and Indivior’s Employees and Contractors the right to use such roads, accessways and passages on the Estate that are, from time to time, available for the use in common with other occupiers of the Estate and their respective employees, agents, visitors or licensees for the purposes of accessing and using the R&D Facilities, the KWN Office Space and the KWS Office Space pursuant to this Agreement.

6.                                               COMPLIANCE

6.1                                        RBH shall at all times comply with, and procure that the relevant members of its Group comply with, the terms of the RB Controlled Drug Licence and the RB IMP Drug Licence. To the extent relevant to the performance of the Indivior Services and/or access to the R&D Facilities, Indivior undertakes to comply with, and to procure that the relevant members of its Group comply with, the terms of the RB Controlled Drug Licence and the RB IMP Drug Licence that are applicable to Indivior and members of its Group, provided that RBH has provided Indivior with copies of the RB Controlled Drug Licence and the RB IMP Drug Licence and all other information necessary for such compliance.

6.2                                        Each party further undertakes to procure that its Employees and Contractors comply with the terms of the H&S Procedures.

6.3                                        Where RBH reasonably suspects that Indivior may be in breach of, or is engaged in a course of action which is likely to cause a breach of, a term of the RB IMP Drug Licence or an RB Controlled Drug Licence, it shall notify Indivior, specifying the alleged breach and the steps required to remedy or prevent such breach, as applicable. In the event that Indivior is in breach of a term of the the RB Controlled Drug Licence or RB IMP Drug Licence, and where such breach is not remedied within 30 days of such notification, RBH shall have the power to suspend the R&D Service relevant to that licence until such time as the breach has been remedied.

6.4                                        Indivior agrees to indemnify and keep indemnified RBH and any member of the RB Group against any expenses, losses, fees, costs and/or liabilities arising as a result of a breach by Indivior of any term of the RB Controlled Drug Licence or the RB IMP Drug Licence, to the extent that such breach was caused by a member of the Indivior Group or any of its Employees and Contractors.

6.5                                        RBH agrees to indemnify and keep indemnified Indivior and any member of the Indivior Group against any expenses, losses, fees, costs and/or liabilities arising as a result of a breach by RBH of any term of the RB Controlled Drug Licence or the RB IMP Drug Licence, to the extent that such breach was caused by a member of the RB Group or its Employees and Contractors.

6.6                                        The provisions of Schedule 4 of the Demerger Agreement shall apply in relation to the making of any claim under the indemnities in Clauses 6,4 and 6.5.

6.7                                        The parties agree to comply with the provisions of the Technical Agreement.

6.8                                        If there is any inconsistency between the terms and conditions set out in this Agreement and the terms and conditions set out in the Technical Agreement with respect to quality-related procedures, the terms and conditions of the Technical Agreement shall prevail to the extent of the inconsistency. If there is any inconsistency between the terms and conditions set out in this Agreement and the terms and conditions set out in the Technical Agreement with respect to commercial matters, including, without limitation, allocation of risk, liability and financial responsibility, the provisions of this Agreement shall prevail to the extent of the inconsistency.

6.9                                        Without limiting its other obligations in this Agreement and to the extent legally permissible, RBI-I shall maintain, or shall procure that an RB Group company obtains and maintains, an IMP manufacturer’s licence and controlled drug licence of appropriate scope and duration to enable the Recipient to continue to receive the benefit of the RB Services (and including, for the avoidance of doubt, the R&D Facilities) and conduct the Recipient’s activities (as such activities were performed by the Recipient or any Recipient Group Member immediately prior to the Commencement Date or as otherwise agreed between the parties from time to time) at the R&D Facilities, for the term of this Agreement, whether an RB Group Member shares such R&D Facilities with an Indivior Group Member or otherwise.

7.                                               SITE AUDITS

7.1                                        A party shall, where it or any member of its Group:

(A)                      is proposing to make a submission to a Regulatory Authority for the purposes of approval of a new or revised product that has been, or will be, manufactured at the Estate by or on behalf of such party or any member of its Group; and/or

(B)                      considers, in good faith and acting reasonably, that a Site Audit is likely to occur, give notice to the other party as soon as reasonably practicable in advance of that anticipated Site Audit.

7.2                                        Where the other party so requests, a party shall, subject to Clause 21, provide to the other party details of its proposed timetable of future submissions as referred to in Clause 7.1(A) as soon as reasonably practicable following such request. No party shall be under an obligation to disclose any confidential information about its Group or its business under this Clause 7.2 where it reasonably believes that such disclosure will prejudice its business interests.

8.                                               THIRD PARTY CONSENTS

8.1                                        With effect from the Commencement Date, the Provider shall use all reasonable endeavours promptly to maintain (in each case, to the extent not already obtained) for the applicable R&D Service Period such consents, licences, permits, approvals or any agreements of Third Party Providers as are required for the performance of its obligations under this Agreement and for the Recipient Group Members to receive the full benefit of the R&D Services (the “Third Party Consents”) and the Recipient Group Member will provide reasonable assistance in connection therewith.

8.2                                        The Provider shall notify the Recipient in writing of each such Third Party Consent and the terms thereof within five Business Days of the later of the date of this Agreement or the receipt by the relevant Provider Group Member of such consent.

8.3                                        The costs of any Third Party Consents shall be borne by the Recipient. Each Provider Group Member shall use reasonable endeavours to ensure that the costs associated with the acquisition of any such Third Party Consent are minimised to the fullest extent reasonably practicable.

8.4                                        Subject to Clause 8.5, the Provider shall not be obliged to provide any R&D Service in respect of which any Third Party Consent:

(A)                      has been revoked (provided, and to the extent that, it has used all reasonable endeavours in accordance with Clause 8.1 (or clause 18 (Third Party Consents) of the Demerger Agreement as applicable) to obtain and maintain such Third Party Consent) but only to the extent that provision of such R&D Service would cause the Provider to be in breach of the Contract to which the Third Party Consent relates; or

(B)                      the terms of which have been breached (and not remedied within any applicable period for remedy) by the relevant Recipient Group Member (other than where such breach (i) arises in circumstances in which the Provider did not inform the Recipient of the Third Party Consent and the terms thereof or (ii) was caused by an act or omission of the Provider), and, subject to Clause 18.5, this Agreement shall terminate forthwith without liability on the part of the Provider Group Member in respect of that R&D Service but only to the extent that provision of such R&D Service would cause the Provider to be in breach of the Contract to which the Third Party Consent relates.

8.5                                        If, following negotiations between the Provider and a Third Party Provider for a reasonable period, and in any event for up to two weeks after the Demerger, the Provider fails to obtain a Third Party Consent, or the Third Party Provider otherwise indicates to the Provider that it will not provide the applicable Third Party Consent, the Provider shall notify the Recipient as soon as reasonably practicable. Upon such notification, the parties shall use reasonable endeavours to agree and the Provider shall put in place alternative arrangements such that the Provider may provide the R&D Service in accordance with the terms of this Agreement from the Commencement Date.

8.6                                        The Recipient (on behalf of the relevant Recipient Group Member) agrees to indemnify and keep indemnified the Provider against any expenses, losses, fees, costs and/or liabilities suffered or incurred by the Provider arising as a result of any Third Party Provider claim against the Provider caused by failure by any Recipient Group Member to perform, or comply with, the terms of any Third Party Consent or with the terms of the agreement or agreements to which that Third Party Consent relates, subject to the Recipient having been notified of such terms, up to a maximum of £[***] in aggregate.

8.7                                        The Provider agrees to indemnify and keep indemnified the relevant Recipient Group Member against any expenses, losses, fees, costs and/or liabilities suffered or incurred by the relevant Recipient Group Member arising as a result of any Third Party Provider claim against the Recipient Group Member caused by failure by the Provider to perform, or comply with, the terms of any Third Party Consent or with the terms of the agreement or agreements to which that Third Party Consent relates, up to a maximum of £[***] in aggregate.

8.8                                        The provisions of Schedule 4 of the Demerger Agreement shall apply in relation to the making of any claim under the indemnities in Clauses 8.6 and 8.7.

9.                                               CHANGE CONTROL

9.1                                        Subject to Clause 9.5, nothing in this Agreement shall require the Provider (or any Provider Personnel) to provide any additional service or level of access or service (including, without limitation, capacity levels) to the Recipient Group which the Provider did not provide to any or all of the Recipient Group Members during the 12 months immediately preceding the Commencement Date.

9.2                                        Save for minor variations to the Agreement as may be agreed by the parties’ Representatives in accordance with Clause 12.2(B), if either party wishes to make any change to, addition to or deletion of any of the R&D Services and the R&D Service Levels (a “Change”), the provisions of this Clause 9 shall apply.

9.3                                        If the Recipient wishes to make any Change, the Recipient shall submit a Change request to the Provider’s Representative in respect of that proposed Change.

9.4                                        Subject to Clause 9.5, upon receipt of a request for a Change by the Recipient under Clause 9.3, the Provider shall (acting reasonably) consider such Change request within 10 Business Days (or such shorter period as may reasonably be requested in the Change request (if any), having regard to the reason for and nature of the requested Change) and if the Provider agrees in principle to such Change, shall provide the Recipient, within 20 Business Days after the expiry of the relevant period for consideration (or such shorter period as reasonably requested in the Change request (if any), having regard to the reason for and nature of the requested Change), with a report including (but not limited to) the timing and cost impact upon the provision of any R&D Services hereunder and a description of any amendments required to the terms of this Agreement (including its Schedules) required to implement such Change (the “Change Impact Statement”). The Recipient shall, within 10 Business Days of receipt of such Change Impact Statement, accept or reject the Change Impact Statement and if no response is received by the Provider from the Recipient within such period, the Change Impact Statement shall be deemed to have been accepted.

9.5                                        Subject to Clause 9.2, if the Recipient makes a Change request under Clause 9.3 within six months of the Commencement Date which is in respect of a service which was provided to the Recipient Group by the Provider at any time in the 12 months immediately preceding the Commencement Date but which is not detailed in Schedule 1 or 2 (as appropriate) (an “Omitted R&D Service”), the relevant Provider shall, unless not reasonably practicable to do so and subject to any necessary Third Party Consents having been obtained in accordance with Clause 8.1, provide such service to the relevant Recipient Group Members as soon as reasonably practicable following receipt of the Change request and such Omitted R&D Service shall be deemed to form part of the R&D Services. Contemporaneously with (and not as a precondition to) the provision of such service, the Provider shall provide a Change Impact Statement to the Recipient as soon as reasonably practicable and in any event within 10 Business Days of receipt of such Change request and the parties agree to negotiate the Service Charge (to the extent that such charge was not taken into account when calculating the Service Charges for the R&D Services excluding the Omitted R&D Service) and service period of such Omitted R&D Service subject to the Change request in good faith and failing agreement within 10 Business Days of receipt of the Change Impact Statement, the outstanding issues shall be subject to the escalation procedures set out in Clause 12.6.

9.6                                        Save as provided in Clause 9.7, if the Provider wishes to make any Change, the Provider shall submit a Change request to the Recipient’s Representative in respect of that proposed Change and shall include with its Change request a Change Impact Statement. The Recipient shall, within 30 Business Days of receipt of such Change Impact Statement, accept or reject the Change Impact Statement and if no response is received by the Provider from the Recipient within such period, the Change Impact Statement shall be deemed to have been accepted.

9.7                                        The Provider may make a Change in its reasonable discretion and without the consent of the Recipient at any time if such Change would not have an adverse effect on the scope of, or R&D Service Levels for, the relevant R&D Service (and the Provider shall notify the Recipient of such Change in writing at least 30 days prior to such Change but, for the avoidance of doubt, a Change Impact Statement shall not be required). This Clause 9.7 shall not affect the ability of any Recipient Group Member at its own cost to contract directly with the relevant Third Party Provider (if any) for continued receipt of the relevant R&D Services at the R&D Service Level. The Recipient hereby agrees that the Provider shall be entitled to participate in such discussions with the Third Party Provider in respect of any such direct contract.

9.8                                        If the parties accept (or are deemed to have accepted) the Change Impact Statement, both parties shall implement the Change. If, during the implementation of such Change Impact Statement, a technical hindrance occurs, then provided that such technical hindrance (a) was not taken into account in the Change request or the Change impact Statement and (b) could not reasonably have been known at the time of the Change request or the Change Impact Statement was agreed, the Provider shall amend the Change Impact Statement to reflect any changes to it required to avoid or surmount the hindrance and the last sentence of Clause 9.4 shall apply to such amended Change Impact Statement.

9.9                                        Unless otherwise agreed in any Change Impact Statement, the costs of implementing any Change to this Agreement (other than costs of changes to be borne by the Recipient where contracting directly with a Third Party Provider in accordance with the proviso in Clause 9.7) shall be borne by the requesting party.

10.                                        SERVICE LEVELS

10.1                                 Subject to the other provisions of this Clause 10 and Clause 9.7, the Provider shall:

(A)                      provide each of the relevant R&D Services to the Recipient Group with reasonable skill and care and in each case at least in a manner consistent with, and (without prejudice to the Provider’s rights under Clause 9.7) to a standard and scope which are in all material respects equivalent to, those to which the relevant R&D Service was provided by the Provider to the Indivior Business during the 12 month period prior to the Commencement Date, which standard and scope shall be deemed to include (i) access and use of the R&D Facilities to up to two Employees and Contractors of the Recipient Group in addition to the number of Employees and Contractors of the Recipient Group the subject of the relevant R&D Service during the 12 month period prior to the Commencement Date and (ii) access and use of the KWS Office Space and KWN Office Space to up to a maximum number of 65 Employees and Contractors of the Recipient Group; and

(B)                      not allocate resources in a manner that favours or gives priority to the Provider’s use of resources (for itself or other persons to whom it provides services) over uses of such resources to provide the R&D Services or otherwise deprioritise the allocation of resources used to provide the R&D Services to the Recipient Group Members.

10.2                                 The Provider shall comply with all applicable laws and regulations in the provision of the relevant R&D Services.

10.3                                 Notwithstanding Clause 10.1 and subject to Clause 9, the Service Levels applicable to the R&D Services provided by the Provider under Contracts entered into prior to the Commencement Date shall be the service levels as set out in such Contract, if applicable, insofar as such service levels relate to the R&D Services. Nothing in the preceding sentence shall operate to limit the Provider’s obligation to meet the Service Levels that relate to R&D Services in respect of any Contract that is entered into after the Commencement Date.

10.4                                 If any R&D Service fails to comply with the relevant R&D Service Levels set out in this Clause 10 or Schedules 1 or 2 (as appropriate), the Recipient, on behalf of the relevant Recipient Group

Member, shall notify the Provider in writing of such non-compliance, specifying in reasonable detail the particular non-compliance. Without limiting its obligations under this Agreement, the Provider shall promptly re-perform the applicable R&D Service. If, after 10 Business Days of notice to the Provider, the applicable R&D Service continues to fail to meet the applicable R&D Service Levels, without prejudice to any other right or remedy of the Recipient, the Recipient may:

(A)                      formally notify the appropriate Provider Representative in writing of such non-compliance, specifying in reasonable detail the particular non-compliance. The respective Representatives shall then determine the course of action in accordance with the provisions set out in Clause 12; and/or

(B)                      obtain and/or require the Provider to cooperate promptly and in good faith in obtaining an alternative means of providing such R&D Service or affected component thereof; and/or

(C)                      suspend payment of the Service Charges for the period during which such R&D Service fails to meet the applicable Service Levels.

If as a consequence of such failure the date of completion of migration of a R&D Service is after the Expiry Date for such R&D Service then, without prejudice to any other right or remedy of the Recipient, the parties shall, acting reasonably and in good faith, agree an extension to the Expiry Date for such R&D Service.

10.5                                 Any costs incurred by the Provider and the Recipient under Clause 10.3 (subject to the limitations set out in Clause 10.3, where applicable) in:

(A)                      re-performing such R&D Service;

(B)                      restoring such R&D Services or such affected component thereof;

(C)                      obtaining an alternative source of such R&D Services or such affected component thereof; shall be borne by the Provider and Recipient Group Member in proportion to which each was responsible for the non-compliance and, failing agreement as to their respective proportions, such dispute shall be escalated.

11.                                        SERVICE CHARGE AND FEES

11.1                                 On or around 1 January (or the first Business Day thereafter) of each calendar year, the Provider shall provide the Recipient on behalf of each relevant Recipient Group Member with the Service Charge in respect of that calendar year based on headcount and space allocation, together with reasonable supporting documentation in respect of the same. The Provider shall as soon as reasonably practicable respond to any reasonable questions for clarification or further information from the Recipient.

11.2                                 The Shared Services Charge shall be divided into one instalment for each month of the calendar year. On each Instalment Date, the Provider shall issue the Recipient or the relevant Recipient Group Member with an invoice in respect of the instalment due. Each instalment will be due and payable by the Recipient (or relevant Recipient Group Member) within [***] of receipt of an invoice in respect of that quarter’s payment (or where no invoice is issued, within [***] of the relevant Instalment Date). The Recipient will, or will procure that the relevant Recipient Group Member will, pay the relevant instalment by way of credit transfer to the Provider’s bank account as notified to the Recipient. In the event that any instalment (in part or in whole) remains unpaid after [***] from the relevant Instalment Date, the Provider shall notify the Recipient (on behalf of the relevant Recipient Group Member) of such non-payment and the Recipient (on behalf of itself or the relevant Recipient Group Member) shall pay any outstanding sums owed to the Provider’s bank account as stated on the invoice immediately and in any event within 10 Business Days of the date of receipt of said notice.

11.3                                 Within five Business Days (or such other time as may be agreed by the parties) following the end of each calendar quarter (including, for the avoidance of doubt, 31 December), the Provider shall, acting reasonably, calculate the actual Shared Services Charge due from the Recipient Group based on the actual provision of the relevant R&D Services to and, where applicable, use of the R&D Facilities by the Employees and Contractors of the Recipient Group during that calendar quarter and notify the Recipient in writing of such actual Shared Services Charge together with reasonable supporting documentation in respect of the same. Promptly thereafter the Provider and the Recipient shall review the Shared Services Charge and, if appropriate, adjust the relevant part of the Shared Services Charge payable on subsequent Instalment Dates having regard to such actual Shared Services Charges and, where that review and adjustment takes place at the end of a calendar year, any adjustments will be made, if necessary, to the Shared Services Charge for the following calendar year.

11.4                                 The KWN/KWS Service Charge shall be divided into one instalment for each quarter of the calendar year. On each Instalment Date, the Provider shall issue the Recipient or the relevant Recipient Group Member with an invoice in respect of the instalment due. Each instalment will be due and payable by the Recipient (or relevant Recipient Group Member) within [***] of receipt of an invoice in respect of that quarter’s payment (or where no invoice is issued, within [***] of the relevant Instalment Date).The Recipient will, or will procure that the relevant Recipient Group Member will, pay the relevant instalment by way of credit transfer to the Provider’s bank account as notified to the Recipient. In the event that any instalment (in part or in whole) remains unpaid after [***] from the relevant Instalment Date, the Provider shall notify the Recipient (on behalf of the relevant Recipient Group Member) of such non-payment and the Recipient (on behalf of itself or the relevant Recipient Group Member) shall pay any outstanding sums owed to the Provider’s bank account as stated on the invoice immediately and in any event within 10 Business Days of the date of receipt of said notice.

11.5                                 Within 30 days of the end of each calendar year (or such other time as may be agreed by the parties), the Provider shall, acting reasonably, calculate the actual KWN/KWS Service Charge due from the Recipient Group based on the actual use by the Employees and Contractors of the Recipient Group during the previous calendar year and notify the Recipient of the actual KWN/KWS Service Charge for the previous calendar year. Where there is a difference between the KWN/KWS Service Charge actually charged and the KWN/KWS Service Charge calculated in accordance with this clause, the relevant indebted party shall pay such difference to the party who is owed such difference by no later than 30 June of that year.

11.6                                 In respect of the relevant R&D Services, during the term of this Agreement and for a period after the termination of provision of the R&D Services (such period being as reasonably required in accordance with the Provider’s document retention policy), the Provider shall:

(A)                      keep or cause to be kept such records as are reasonably necessary to show the basis for calculation of the Service Charges relating to the relevant R&D Services and all costs of the Provider under this Agreement; and

(B)                      grant reasonable access to the relevant Recipient Group Member and its professional advisers to such records for the purpose of verifying the accuracy of any invoice for the relevant R&D Services or costs (as applicable).

11.7                                 If a verification carried out pursuant to Clause 11.4(8) identifies that:

(A)                      any Recipient Group Member has been overcharged for any R&D Services or other item provided under this Agreement or any costs, the Provider shall promptly upon written demand from the Recipient pay to the Recipient (on behalf of the relevant Recipient Group Member) the amount overpaid together with interest thereon in accordance with Clause 11.7 mutatis mutandis; and

(B)                      any Recipient Group Member has been undercharged for any R&D Services or other item provided under this Agreement or any costs, the Recipient (on behalf of the Recipient Group Member) shall promptly upon written demand from the Provider pay to the Provider the amount underpaid.

11.8                                 If a Recipient Group Member reasonably believes that it has received an incorrect invoice, it shall within 20 Business Days of receipt of such invoice notify the Recipient who shall then, on behalf of the relevant Recipient Group Member, notify the Provider in writing stating the reason or reasons why it believes the invoice to be incorrect (provided that the Recipient shall pay to the Provider in accordance with Clause 11.1 any part of the amount of such invoice which is not in dispute).

11.9                                 On receipt by the Provider of a notice of a disputed invoice (or part thereof) pursuant to Clause 11.8, the Provider and the Recipient shall thereafter consult promptly with respect to the portion of the invoice that is in dispute and if necessary follow the procedures set out in Clause 12. Upon resolution of the dispute, the Recipient (on behalf of the relevant Recipient Group Member) shall pay any remaining amount that is properly due and owing under the invoice and interest on that amount at [***] per cent. above the base rate of the Bank of England which interest shall accrue from the date on which such sums become due until payment whether before or after judgement.

11.10                          Notwithstanding Clause 11.9, in the event that the Recipient disputes an amount of any invoice from the Provider of less than £[***], the Recipient (on behalf of the relevant Recipient Group Member) shall pay the invoice in full, and notify the Provider of the dispute in accordance with Clause 11.8. The Recipient and the Provider shall thereafter consult promptly with respect to the portion of the invoice that is in dispute and if necessary follow the procedures set out in Clause 12. Upon resolution of the dispute, if the relevant Recipient Group Member paid money to the Provider in excess of the amount properly due and owing, the Provider shall reimburse the relevant Recipient Group Member such amount within 10 days of the date of resolution of the dispute together with interest on that amount at a rate of [***] per cent. above the base rate of the Bank of England (save in respect of disputed amounts subject to Clause 11.8) which interest shall accrue from the date on which such sums were paid by the relevant Recipient Group Member to the relevant Provider Group Member until reimbursement in accordance with this Clause 11.10.

11.11                          If the Recipient (on behalf of the relevant Recipient Group Member) fails to make payment in accordance with this Clause 11:

(A)                      the relevant Recipient Group Member shall pay interest on such part (if any) of the overdue Service Charge as is not the subject of a bona fide dispute (save in respect of disputed amounts subject to Clause 11.10) to the Provider at a rate of [***] per cent. above the base rate of the Bank of England which interest shall accrue from the date on which such sums become due until payment; and

(B)                      where the whole or any part of such payment is not the subject of a bona fide dispute (save in respect of disputed amounts subject to Clause 11.10) and remains unpaid for a period of more than 30 days after the due date, the Provider shall be entitled to suspend the performance of the relevant R&D Services (or any of them) until the date of receipt by the Provider of the relevant Service Charges and any interest payable pursuant to Clause 11.11(A) by the Provider.

11.12                          Any sum payable under this Agreement by the Recipient shall be paid by the Recipient on its own behalf to the extent that the sum relates to the relevant R&D Services which the Recipient receives, and on behalf of another member of the Recipient Group to the extent that the sum relates to the receipt of the relevant R&D Service by another member of the Recipient Group, and shall be received by the Provider.

11.13                          Each sum payable under this Agreement by the Recipient (on behalf of the relevant Recipient Group Member) to the Provider is exclusive of any amounts in respect of VAT chargeable on the supply for which that sum is the consideration. If anything done by the Provider pursuant to this Agreement constitutes, for VAT purposes, the making of a supply to a Recipient Group Member and VAT is or becomes chargeable on that supply (i) the supplier of that supply shall issue a valid VAT invoice to the recipient of that supply; and (ii) the recipient of that supply shall pay to the supplier, in addition to any amounts otherwise payable under this Agreement, an amount equal to any amount of VAT so chargeable for which the suppler is liable to account. If there is subsequently any adjustment to the consideration for the relevant supply:

(A)                      where the adjustment is upward: (i) the supplier shall issue a valid additional or revised VAT invoice; and (ii) the recipient will pay to the supplier an amount equal to any additional VAT arising in respect of the supply for which the supplier is liable to account; and

(B)                      where the adjustment is downward (i) the supplier shall issue a valid VAT credit note or a revised VAT invoice; and (ii) the supplier will pay to the recipient an amount equal to any reduction in the VAT arising in respect of the supply for which the supplier is liable to account.

11.14                          Any fees, costs and expenses incurred by the Provider in providing any of the R&D Services and charged to the Recipient (on behalf of the relevant Recipient Group Member) under this Agreement shall not include any amount paid in respect of VAT where that amount is recoverable by the Provider (or another member of the same VAT group as the Provider).

11.15                          All payments under this Agreement will be made without withholding or deduction for or on account of Tax unless the person making the payment (the “Payor”) is required by applicable law in any jurisdiction to make such payment to the person receiving the payment (the “Payee”) subject to any such withholding or deduction. In that event (and except to the extent that the sum payable constitutes interest), the Payor shall be obliged to pay to the Payee such sum as will, after the deduction or withholding has been made, leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.16                          If the Payer makes an increased payment pursuant to Clause 11.15 and the Payee determines that:

(A)                      a Tax credit, repayment or other Tax benefit is attributable to the increased payment; and

(B)                      the Payee has obtained, utilised and retained that Tax credit, repayment or other Tax benefit, the Payee shall pay an amount to the Payor which the Payee determines will leave it (after that payment) in the same after-Tax position as it would have been in had no such deduction or withholding as is referred to in Clause 11.15 been required to be made by the Payor.

11.17                          All amounts payable to a party under this Agreement shall be paid in pounds Sterling and in immediately available funds.

12.                                        R&D SERVICE MANAGEMENT AND ESCALATION

12.1                                 In accordance with the terms of the Demerger Agreement, a Separation Committee has been formed to oversee, inter alia, the implementation of this Agreement.

12.2                                 With effect from the date of this Agreement, each of the parties shall appoint two representatives (each, a “Representative”). The Representatives of each of RBH and Indivior shall be:

(A)                      generally responsible for managing the overall performance of that party’s obligations under this Agreement;

(B)                      authorised to agree to any minor variation to, and/or minor waiver in respect of, this Agreement that may be requested from time to time;

(C)                      generally available during (and in exceptional circumstances outside) Working Hours to discuss (whether in person or otherwise) any aspect of this Agreement; and

(D)                      responsible for liaising with the Separation Committee on a regular basis to ensure that any additional issues that arise as a result of the Demerger are considered and accounted for in the implementation of this Agreement.

12.3                                 The Provider’s Representatives shall be the Head of Shared Services and the Head of Quality or such other person who directly reports to such persons as nominated by such persons. The Recipient’s Representative shall be the Head of R&D and the Head of Quality or such other person who directly reports to such persons as nominated by such persons. A party may substitute or replace either or both of its Representatives from time to time (on written notice to the other party) with a person of equivalent business seniority.

12.4                                 Each party shall notify the other of the contact details of its Representatives and shall thereafter promptly notify the other of any temporary or permanent change to the contact details of its Representatives.

12.5                                 Both parties agree that the Representatives of both RBH and lndivior shall convene a meeting, whether in person or by telephone, at such time as agreed between the parties.

12.6                                 Both parties will develop a robust approach to managing all issues relating to this Agreement. The resolution of any disputes arising in relation to this Agreement shall be as follows:

(A)                      by referring the matter in dispute to the operational managers in the first instance;

(B)                      if after the expiry of 5 Business Days from such referral the matter remains unresolved, then the matter shall be referred to the Representatives who shall use their respective best endeavours to resolve the dispute in accordance with the intentions behind this Agreement;

(C)                      if after the expiry of 5 Business Days from the time such matter in dispute was referred to the Representatives the matter remains unresolved, then the matter shall be referred to the Separation Committee who shall use their respective best endeavours to resolve the dispute in accordance with the intentions behind this Agreement. Following the termination of the Transitional Services Agreement, this clause 12.6(C) shall not apply and the matter shall be referred in accordance with clause 12.6(D) of this Agreement;

(D)                      if after the expiry of 10 Business Days from the time such matter in dispute was referred to the Separation Committee the matter remains unresolved, then the matter shall be referred to the CEO of each of RBG and Indivior who shall use their respective best endeavours to resolve the dispute in accordance with the intentions behind this Agreement; and

(E)                       if after the expiry of 5 Business Days from time to time the matter in dispute was referred to the CEO of each of RBG and Indivior the matter remains unresolved, the parties (or the relevant one of them) shall then be entitled to bring legal proceedings.

13.                                        INTELLECTUAL PROPERTY

RBH, on behalf of itself and the members of its Group, hereby assigns all right, title and interest in or to Indivior Intellectual Property Rights (whether present or to be created) to Indivior. The RB Group waives any rights in such Indivior Intellectual Property Rights to which it is now or may at any future time be entitled.

14.                                        WORK ORDERS

It is intended by both parties that the Work Orders contained in Schedule 4 relate exclusively to work carried out for or on behalf of Indivior or any Indivior Group Member. Where, in the reasonable and good faith opinion of both parties, one or part of the Work Orders in Schedule 4 relates to work carried out for or on behalf of RBH which does not relate to the Indivior Business (as defined in the Demerger Agreement), Indivior shall (or shall procure that the relevant Indivior Group Member shall) promptly assign any Intellectual Property Rights relating to that Work Order (or part thereof) that does not relate to the Indivior Business back to RBH.

15.                                        DAMAGE TO EQUIPMENT AND PROPERTY

15.1                                 Subject to Clause 15.2, the Recipient or the relevant member of the Recipient Group shall be liable for any damage which such person has caused to the equipment of the other party or the relevant member of the Provider Group.

15.2                                 No party shall be liable for any damage to the equipment if the relevant Representative can prove on behalf of the Provider or the relevant member of the Recipient Group, as appropriate, that:

(A)                      the damage was not caused by any wilful misconduct of any employee or contractor of the relevant party; and

(B)                      the employee or contractor of the relevant party who was alleged to have caused the damage followed the relevant procedures as set out in the R&D Facilities Rules.

16.                                        PERSONNEL

16.1                                 As soon as reasonably practicable after the Commencement Date, Indivior will employ or engage a suitably qualified individual to act as “quality auditor” who shall assume responsibility of the cGMP audit of third party suppliers. This individual shall be nominated by Indivior and agreed by RBH (such agreement not to be unreasonably withheld).

16.2                                 The parties intend and believe that on the cessation of the provision of the Indivior Services or RB Services, as appropriate, including without limitation, on the termination of this Agreement, it shall not constitute a service provision change for the purposes of the Regulations. Accordingly, the Provider shall ensure that none of its employees are assigned to the provision of Indivior Services or RB Services, as appropriate.

16.3                                 If, as a result of the cessation of the provision of the Indivior Services or RB Services, as appropriate, as contemplated by this Agreement the contract of employment of any person who is an employee of a member of the Provider Group is found or alleged to have effect after the date of cessation as if originally made with a member of the Recipient Group, then that member of the Recipient Group may terminate the employment of the person concerned and the Provider will indemnify the relevant member of the Recipient Group against the direct and indirect costs of that person’s employment after the date of cessation, the termination of that employment and any other liabilities or costs relating to that person which transfer to the member of the Recipient Group under Regulation 4 of TUPE, provided that the member of the Recipient Group terminates that person’s employment within six months of the date of cessation of the relevant service.

16.4                                 Each Recipient Group Member shall not, and shall use reasonable endeavours to procure that none of its employees (nor any sub-contractors, agents or visitors of a Recipient Group Member) shall, cause any injury to any person involved in the provision of the Indivior Services or RB Services, as appropriate, or in the operation of the business of the Provider (or of any other party in occupation of the R&D Facilities) or damage to any of the equipment of the Provider or other property (including conduits, pipes, cables and the like) to which the Recipient Group Members are given access or which are used by a Recipient Group Member for or in connection with the provision to a Recipient Group Member of the Indivior Services or RB Services, as appropriate. The Recipient (on behalf of the relevant Recipient Group Member) shall be responsible for, and shall indemnify the Provider in respect of, all losses, claims, demands, actions, proceedings, damages, costs or expenses, or other liability arising from any breach or non-observance of the obligations contained in this Clause 16.4.

16.5                                 The Provider shall not, and shall use reasonable endeavours to procure that none of its employees (nor any sub-contractors, agents or visitors of the Provider) shall, cause any injury to any person involved in the receipt of the Indivior Services or RB Services, as appropriate, or in the operation of the business of the Recipient Group Members (or of any other party in occupation of the R&D Facilities) or damage to any of the equipment of the Recipient Group Members or other property (including conduits, pipes, cables and the like) to which the Provider is given access or which are used by the Provider for or in connection with the provision to the Recipient of the Indivior Services or RB Services, as appropriate. The Provider (on behalf of the relevant Provider Group Member) shall be responsible for, and shall indemnify the Recipient in respect of, all losses, claims, demands, actions, proceedings, damages, costs or expenses, or other liability arising from any breach or non-observance of the obligations contained in this Clause 16.5.

16.6                                 To the extent that the obligations of the Provider in connection with the Indivior Services or RB Services shall be to make available to the Recipient Group Members any Provider Personnel to work under the direct supervision and control of the Recipient Group Members, the Recipient (on behalf of the relevant Recipient Group Member) hereby agrees to indemnify and shall keep indemnified the Provider from and against any and all loss, damage or liability suffered by the Provider as a result of any act or omission of such personnel which occurs at a time when such personnel are acting under the direct supervision and control of a Recipient Group Member, other than when such acts or omissions occur at a time when the Provider Personnel are acting outside the scope of their employment or the instructions of the Recipient Group Members or carry out their duties without reasonable skill and care. In such cases, the Provider hereby agrees to indemnify and shall keep indemnified the Recipient Group Members from and against any and all loss, damage or liability suffered by such member as a result of any such act or omission of any Provider Personnel.

16.7                                 The Recipient (on behalf of the Recipient Group Members) undertakes to the Provider (for itself and on behalf of the Provider Group Members) that it will not, and shall procure that each member of the Recipient Group will not, within 12 months after the date on which the Indivior Services or RB Services, as appropriate, cease to be provided, solicit or entice away any person who has been engaged in the provision of the Indivior Services or RB Services, as appropriate, and is employed in a senior, technical or managerial role or above from the employment of any member of the Provider Group (save where such solicitation or enticement is as a result of a response by such person or persons to advertisements not specifically targeted at such persons or to persons employed by any member of the Provider Group from time to time).

17.                                        TERM

17.1                                 This Agreement shall come into effect on the Commencement Date and, subject to Clauses 18 and 20, shall continue in force in respect of each R&D Service until the applicable Expiry Date and (save as expressly stated in this Agreement) shall terminate:

(A)                      on the Expiry Date of the last remaining R&D Service, save that any R&D Service Period may be extended by any period agreed between the parties in writing; or

(B)                      if a period following the Expiry Date of the last remaining R&D Service is set by Indivior under and in accordance with Clause 17.2, the expiry of such period.

17.2                                 Upon receipt of a written notice (the “Y4 Notice”) to request the provision of such R&D Services by no later than the second anniversary of this Agreement, RBH shall provide or procure the provision of, for a period of up to one year following the Expiry Date of the last remaining R&D Service (such period to be set by Indivior), any or all of the RB Services (and including, for the avoidance of doubt, the R&D Facilities) as requested by Indivior (the “Fourth Year Services”) to a level which is in all material respects equivalent to the R&D Service Levels applicable during the 12 month period prior to the Expiry Date of the last remaining R&D Service, provided that:

(A)                      RBH shall have the right, following prior consultation with Indivior, to determine, acting reasonably and in good faith, the location of the provision of such RB Services and the manner of provision of such RB Services; and

(B)                      RBH shall have the right, acting reasonably and in good faith, to increase the Service Charge(s) by the amount of any increased costs incurred by RBH resulting directly from the provision (including all arrangements necessarily made for such provision) of the Fourth Year Services, such cost increase to be limited to the reasonable costs associated with providing the equivalent R&D Services on the basis of a facility shared between RB and Indivior, equivalent to the arrangements applicable during the 12 month period prior to the Expiry Date of the last remaining R&D Service.

17.3                                 Indivior shall be liable to pay to RBH an amount equal to any costs reasonably incurred by either RBH or the RB Group during the period from the Commencement Date until the earlier of the Y4 Notice and the second anniversary of this Agreement in maintaining the option for Indivior to be able to request the provision of the Fourth Year Services, which costs lndivior shall pay to RBH within [***] of receipt of a written invoice, such costs to be limited to the reasonable costs associated with providing a shared facility equivalent to the arrangements under which the R&D Service is provided. Such liability of Indivior shall cease in the event that lndivior gives irrevocable written notice that it does not intend to request Fourth Year Services, in which case Indivior’s right to request such services shall lapse.

18.                                        TERMINATION

18.1                                 Either the Provider or the Recipient may, without prejudice to any other rights or remedies which it may have generally and, in particular, the right to damages, terminate this Agreement forthwith by notice in writing to the other party (the “Defaulting Party”) if:

(A)                      the Defaulting Party repudiates this Agreement or is in material breach of this Agreement and such breach, if capable of remedy, is not remedied within 30 days of receiving notice from the first party specifying the breach and requiring the same to be remedied;

(B)                      the board of the Defaulting Party proposes, or the Defaulting Party makes, any scheme of arrangement or composition with its creditors and that arrangement is not terminated or discharged within 14 days, save that no right to terminate will arise in respect of any arrangement commenced for the purpose of a solvent amalgamation or reconstruction with the prior consent of the other party (such approval not to be unreasonably withheld or delayed);

(C)                      the Defaulting Party is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or ceases to trade;

(D)                      a resolution is passed or a petition presented for the winding-up of the Defaulting Party (and is not withdrawn within 14 days) other than for the purposes of a reconstruction or amalgamation, during the course of which the Defaulting Party remains capable of performing in full its obligations under this Agreement, and the terms of which have previously been approved in writing by the first party (such approval not to be unreasonably withheld or delayed);

(E)                       a resolution is passed for the appointment, or the appointment is otherwise made, of a receiver, manager or like person over the whole or any material part of the property or assets of the Defaulting Party or a resolution is passed or a petition presented for the making of an administration order or an administration order is otherwise made in relation to the Defaulting Party; or

(F)                        the circumstances set out in Clause 20.3 apply.

18.2                                 Subject to Clause 18.4, the Recipient may terminate all of the R&D Services on six months’ prior written notice to the Provider.

18.3                                 Subject to Clause 18.4, the Recipient may terminate any of the R&D Services on three months’ prior written notice to the Provider, without effect on the performance of each of the remaining R&D Services. For the avoidance of doubt, if the Recipient notifies the Provider of the termination of only one of the R&D Services, such termination shall not preclude the Provider from performing each of the other remaining R&D Services until the Expiry Date.

18.4                                 The Expiry Costs (if any) arising on termination of any R&D Service pursuant to Clauses 18.2 and 18.3 as prior to the relevant Expiry Date shall be borne by the Recipient PROVIDED THAT the Provider has used its reasonable endeavours to minimise the amount of such Expiry Costs.

18.5                                 In the event of termination pursuant to any provision of this Agreement, all the rights and obligations of the parties shall forthwith cease, except for Clauses 1, 21, 26.1 and 30.1 (and any other provision of this Agreement expressly stated to survive termination of this Agreement) which shall continue in full force and effect without limit in time. Termination of this Agreement shall not affect any rights, liabilities or remedies arising under this Agreement prior to such termination.

19.                                        LIABILITY

19.1                                 All warranties and representations relating to R&D Services whether express or implied, statutory or otherwise, are hereby excluded to the maximum extent permitted by law save as set out expressly in this Agreement.

19.2                                 The Provider shall not be liable for any failure to provide, or for any delay in the provision of, or any failure to meet any R&D Service Levels in respect of any R&D Service to the extent that such failure or delay is caused, or to the extent such failure or delay is contributed to, by a Recipient Group Member or any of a Recipient Group Member’s respective officers, directors, employees, contractors, sub-contractors, agents or other representatives.

19.3                                 Subject to Clause 19.5, the maximum liability of RBH and any member of the RB Group whether in contract, tort (including without limitation negligence and breach of statutory duty), under any indemnity or otherwise arising out of or in connection with this Agreement and the Transitional Services Agreement shall be £[***] in aggregate.

19.4                                 Subject to Clause 19.5, the maximum liability of Indivior and any member of the Indivior Group whether in contract, tort (including without limitation negligence and breach of statutory duty) or otherwise arising out of or in connection with this Agreement and the Transitional Services Agreement shall be £[***] in aggregate.

19.5                                 The Provider on the one hand, or the Recipient Group Members, on the other hand shall not be liable shall not be liable to the other, whether in contract, tort (including without limitation negligence and breach of statutory duty), under any indemnity or otherwise for:

(A)                      any indirect or consequential loss or damage;

(B)                      any loss of profits, loss of revenue, loss of use, loss of anticipated savings, loss of goodwill or loss of contracts or any loss arising from damaged, corrupted or lost data (in each case whether direct or indirect or consequential); or

(C)                      any punitive or exemplary damages.

19.6                                 Neither the Provider nor the Recipient Group Members excludes or limits its liability for fraud or for death or personal injury caused by its negligence or that of its employees or agents or for breach of the obligations arising from section 12 of the Sale of Goods Act 1979, for wilful misconduct or intentional breach of this Agreement or wilful abandonment of this Agreement or for intentional breach of Clause 21 or wilful abandonment of its obligations under Clause 21.

19.7                                 The Provider shall be entitled to suspend the provision of any R&D Services in order that routine or emergency maintenance work be performed on the R&D Facilities, PROVIDED THAT the Provider shall provide the Recipient with reasonable prior notice of any routine maintenance (and, to the extent reasonably practicable in the circumstances, emergency maintenance) which it considers will or is reasonably likely to lead to suspension of the provision of the R&D Facilities and any R&D Services in accordance with this Clause 19.7. The Provider shall use reasonable endeavours to conduct such maintenance in a manner that minimises disruption to the remaining R&D Services.

19.8                                 Nothing in this Agreement shall preclude the Provider from changing Third Party Provider in respect of the R&D Facilities under this Agreement, engaging any Third Party Provider for the first time in respect of any R&D Service under this Agreement or making a material change to, or extension or renewal of a Contract (a “Contract Alteration”) as part of a change in respect of any business of the Provider Group in the ordinary course of trading PROVIDED THAT:

(A)                      The Provider shall:

(1)                                 provide the Recipient with reasonable prior notice of such Contract Alteration, including details thereof sufficient to enable the Recipient reasonably to evaluate the potential effect of such Contract Alteration in relation to the R&D Facilities and costs thereof; and

(2)                                 use all reasonable endeavours to ensure that the transition to the new supplier is conducted as promptly as possible and in a manner that minimises disruption to the relevant R&D Services.

If the Recipient believes that a proposed increase in the level of Service Charges payable in respect of the relevant R&D Service as a result of a Contract Alteration is unreasonable it may within 20 Business Days of notice of such proposed increased Service Charge notify the Provider Representatives in writing, specifying in reasonable detail the basis for such belief and the escalation process set out in Clause 12.6 shall apply.

(B)                      The R&D Service Level in respect of the relevant R&D Service shall not be affected other than to the extent permitted under Clause 19.8(A)(2).

20.                                        FORCE MAJEURE

20.1                                 “Force Majeure” means, in relation to a party, a circumstance or set of circumstances beyond the reasonable control of that party (the “Claiming Party”) but only to the extent that the Claiming Party used its reasonable endeavours to mitigate the effect of the Force Majeure prior to the occurrence thereof. An act or omission of a Third Party Provider shall not be considered Force Majeure unless such act or omission was itself caused by Force Majeure.

20.2                                 The Claiming Party shall not be in breach of this Agreement or otherwise liable to the other party (the “Non-claiming Party”) for a delay in performing or failure to perform any obligation (other than a payment obligation) under this Agreement, to the extent that it is prevented, hindered or delayed in performing that obligation by Force Majeure, provided that the Claiming Party notifies the Provider (where the Non-claiming Party is the Provider Group) or the Recipient (where the Non-claiming Party is a Recipient Group Member) of the nature and extent of the circumstance(s) giving rise to such Force Majeure (including the affected R&D Service(s)) as soon as is reasonably practicable following the onset of such Force Majeure.

20.3                                 The Non-claiming Party shall allow the Claiming Party a period not exceeding 30 days from the date on which notification of Force Majeure is received by the Provider or the Recipient (as applicable) during which the Claiming Party shall use reasonable endeavours to mitigate the effect of Force Majeure and to carry out its obligations under this Agreement. If such delay or failure persists for more than 30 days then the Provider or the Recipient (as applicable) on behalf of the Non-claiming Party may by written notice to the Provider or the Recipient (as applicable) on behalf of the Claiming Party terminate this Agreement with immediate effect in respect of the R&D Facilities in relation to which the delay in performing or failure has arisen.

20.4                                 To the extent that a Recipient Group Member does not have access to or use of the R&D Facilities or does not receive an R&D Service due to a Force Majeure event for more than 30 days, the Recipient shall have no obligation to pay any portion of the Service Charge attributable to the period of time when the Recipient Group Members lacked provision of access to and use of the R&D Facilities or the relevant R&D Service and may terminate the affected R&D Service at no cost to the relevant Recipient Group Member and may engage at its own cost such third parties as it wishes to provide alternative services.

21.                                        CONFIDENTIALITY

21.1                                 Each party shall (and shall procure that each member of its respective Group shall) treat as strictly confidential all information which concerns the existence of this Agreement and all information obtained as a result of entering into or performing this Agreement which relates to:

(A)                      the provisions of, and negotiations relating to, this Agreement;

(B)                      the other party and any member of its Group (and their respective businesses) (including, without limitation (i) any new, existing or amended products, methods or processes which have been produced, developed, sampled or tested by the other party in connection with an R&D Service (whether in the R&D Facilities or not) and (ii) any know how and/or Intellectual Property Rights owned or licensed by the other party).

All information created or developed under Work Orders and all Indivior Intellectual Property Rights is the confidential information of Indivior.

21.2                                 Notwithstanding the other provisions of this Clause 21, the Provider or a member of the Recipient Group may disclose any such confidential information to the extent:

(A)                      required by law or for the purpose of any Proceedings;

(B)                      required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, or any Tax Authority whether or not the requirement for information has the force of law;

(C)                      required to vest the full benefit of this Agreement in that party;

(D)                      that the information is disclosed to the professional advisers, auditors, insurers and/or bankers of that party provided they have a duty to keep such information confidential;

(E)                       that the information is in or has come into the public domain through no fault of that party;

(F)                        that the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed; or

(G)                      it does so to a member of the Provider Group or, as the case may be, a member of the Recipient Group, which accepts the restrictions of this Clause 21,

PROVIDED THAT any such information disclosed pursuant to Clauses 21.2(A)-(C) shall be disclosed only after consultation with, in the case of the Provider, the Recipient and, in the case of a Recipient Group Member, the Provider.

21.3                                 In addition to the provisions of Clause 21.2, either party may disclose confidential information:

(A)                      to any Provider Personnel or Third Party Provider to the extent reasonably necessary to enable the R&D Services to be provided or received under this Agreement; and

(B)                      to any person to the extent reasonably necessary for the Provider, as relevant, to obtain any Third Party Consent,

PROVIDED THAT the disclosing party shall procure that any such recipients are subject to obligations of confidentiality in terms no less onerous that those set out in this Clause 21.

21.4                                 Without prejudice to Clause 21.1, Indivior shall procure that all of its Employees and Contractors in each case who have access to the R&D Facilities (or in respect of whom RBH acting reasonably request) sign up to a non-disclosure agreement in the form set out in Part A of Schedule 3, and Indivior shall be responsible for any breach by any of such Employees and Contractors of that agreement.

21.5                                 Without prejudice to Clause 21.1, RBH shall procure that all of its Employees and Contractors in each case who have access to the R&D Facilities (or in respect of whom Indivior acting reasonably request) sign up to a non-disclosure agreement in the form set out in Part B of

Schedule 3, and RBH shall be responsible for any breach by any of such Employees and Contractors of that agreement.

21.6                                 Each party shall procure that all of its Employees and Contractors in each case who have access to the R&D Facilities undergo regular training on policies and procedures in relation to the maintenance and preservation of confidentiality.

21.7                                 RBH shall be entitled to prevent access of the Employees and Contractors of Indivior to the R&D Facilities who do not sign up to the non-disclosure agreement as required under Clause 21.4.

21.8                                 With respect to each Visitor of a party or a member of its Group, where that party, acting reasonably, determines that such Visitor must, before entry to the R&D Facilities, enter into a non -disclosure agreement in relation to that party’s Confidential Information, that party shall, prior to that Visitor being admitted into the R&D Facilities, procure that that Visitor enter into a non-disclosure agreement in the form set out in Part C of Schedule 3 (regardless of whether that Visitor has already signed a non-disclosure agreement with that party). Each party shall be responsible for any breach by its Visitors of any duty or obligation owed by those Visitors to the other party either by virtue of the aforementioned non-disclosure agreement or that arises by operation of law as a result of such Visitors’ access to the R&D Facilities.

21.9                                 Clauses 21.1 and 21.2 shall continue to apply after termination of this Agreement without limit in time.

22.                                        NO WAIVER

22.1                                 No failure or delay on the part of any person in exercising any right or remedy provided by law or under this Agreement (and any other agreement referred to herein) shall operate as a waiver or variation of it or preclude its exercise at any subsequent time.

22.2                                 A waiver by any person of a breach of or default under this Agreement (and any other agreement referred to herein) shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement (and any other agreement referred to herein) or the rights of any other person thereto.

23.                                        NO PARTNERSHIP

Nothing in this Agreement shall constitute a partnership between the parties or any of them, nor constitute any party the agent of any other party for any purpose.

24.                                        ENTIRE AGREEMENT

24.1                                 This Agreement, the Demerger Agreement, the Ancillary Facilities Agreement and any other documents referred to herein that are existing agreements between a member of the Provider Group and a Recipient Group Member or that have been, or will be, entered into pursuant to the Demerger Agreement constitute the entire agreement and understanding between the parties in respect of the subject matter of this Agreement, and supersede any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same.

24.2                                 Each party to this Agreement acknowledges that it does not rely on, and it has not been induced to enter into this Agreement or any other document referred to in Clause 24.1 to which it is a party by, any warranty, representation, covenant, agreement, undertaking, indemnity or other statement whatsoever other than as are expressly set out in the documents referred to in Clause 24.1 to which it is a party. Each party irrevocably and unconditionally waives any right it may have to damages or rescission or any other remedy in respect of any misrepresentation, warranty or undertaking not contained in the documents referred to in Clause 24.1 to which it is a party except to the extent such misrepresentation, warranty or undertaking is proven to have resulted from any fraud by or on behalf of the other party or any of its directors, officers or employees.

25.                                        ASSIGNMENT

25.1                                 Subject to Clause 25.2 and 25.3, neither the Provider nor any Recipient Group Member party shall assign any one or more of its rights under this Agreement otherwise than to a member of the Provider Group or the Recipient Group respectively.

25.2                                 The Recipient may assign its rights under this Agreement by way of security for financing or refinancing the transactions contemplated by the Demerger Agreement provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security or by way of re-assignment to the Recipient.

25.3                                 Where the Provider or the Recipient has assigned any of its rights to, as the case may be, a member of the Provider Group or the Recipient Group, in the event that the assignee shall cease to be a member of, in the case of assignment by the Provider, the Provider Group or, in the case of assignment by the Recipient, the Recipient Group, the Provider or the Recipient, as the case may be, shall procure that the assignee re-assigns its rights under this agreement to a member of the Provider Group or the Recipient Group (as the case may be).

26.                                        FURTHER ASSURANCE

26.1                                 The parties undertake to co-operate in good faith to ensure that they and their respective Groups do such acts and things as may reasonably be necessary for the purpose of giving to the members of the Provider Group and the Recipient Group respectively the full benefit of all relevant provisions of this Agreement, including without limitation Clause 13, and all other agreements entered into in connection with this Agreement.

26.2                                 The parties shall use all reasonable endeavours to procure that (and to procure that the members of their respective Groups use all reasonable endeavours to procure that) any third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to the members of the Provider Group and the Recipient Group respectively the full benefit of all relevant provisions of this Agreement, including without limitation Clause 13, and all other agreements entered into in connection with this Agreement.

27.                                        NOTICES

27.1                                 Any notice (which shall include, without limitation, a Change Impact Statement) or other communication given or made in respect of this Agreement by one party to the other shall be given or made in writing in the English language to the other at the address (or addresses) that the other party shall notify to the notifying party from time to time or, if no address has been so notified, at the other party’s registered office.

27.2                                 Until otherwise notified to the other party in accordance with Clause 27.1, all notices or other written communications to be given or made in respect of this Agreement shall be given or made in accordance with Clause 27.3.

27.3                                 Unless delivered personally, the notice shall be sent to the address of the relevant party which is set out below or to such other address in the United Kingdom as that party may have notified to the party serving the notice for the purposes of notices under this Agreement:

(A) RB Healthcare (UK)

Address:	103-105 Bath Road, Slough, Berkshire S11 3UH

For the attention of:	General Counsel

(B) RB Pharmaceuticals

Address:	10710 Midlothian Parkway, Suite 430, Richmond, VA, 23235

For the attention of:	Chief Legal Officer

27.4                                 Subject to Clauses 27.5 and 27.7, a written notice or other written communication made or delivered by one Party to another under or in connection with this Clause 27 will be effective only if delivered by hand, on the Business Day of delivery or on the first (1st) Business Day after the date of delivery if delivered on a day other than a Business Day.

27.5                                 The provisions of this Clause 27 shall not apply in relation to the service of any proceedings or other documents in any legal action.

27.6                                 A notice shall be deemed not to have been sent in accordance with Clause 27.4 and shall not take effect, if the notice has been received in a form which is illegible in a material respect.

27.7                                 A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error if the contents are incomplete if it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been. In circumstances where a notice is or appears to be incorrect or unclear, the recipient of the notice shall take reasonable steps to ascertain as soon as possible from the sender of the notice the incorrect or unclear information.

27.8                                 In proving the giving of notice under this Clause 27, it shall be conclusive evidence to prove that it was left at the appropriate address.

27.9                                 No party shall prevent or delay service or deemed service on it of a notice connected with this Agreement or attempt to do so.

27.10                          For the avoidance of doubt, this section is not intended to govern the day-to-day business communication necessary between the parties in performance of their obligations under this Agreement.

28.                                        COUNTERPARTS

28.1                                 This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

28.2                                 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

29.                                        INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (H) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

30.                                        CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

30.1                                 This Agreement confers benefits on members of the Provider Group and members of the Recipient Group and are intended to be enforceable by each such member (a “Third Party Group Member”) by virtue of the Contracts (Rights of Third Parties) Act 1999.

30.2                                 Save as provided in Clause 30.1, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

30.3                                 Notwithstanding Clause 30.1, this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any Third Party Group Member.

31.                                        GOVERNING LAW AND JURISDICTION

31.1                                 This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

31.2                                 The courts of England are to have exclusive jurisdiction to settle any dispute whether contractual or non contractual arising out of or in connection with this Agreement. Any proceedings may be brought in the English courts.

SCHEDULE 1
RB SERVICES

RB R&D Service No. 1

Section	Service detail
Name of service	[***]
Provider	[***]
Recipient	[***]
Countries	[***]
Service Period	[***]
Service description	[***]
Service Level	[***]
Service Charge	[***]

RB R&D Service No. 2

Section	Service detail
Name of service	[***]
Provider	[***]
Recipient	[***]
Countries	[***]
Service Period	[***]
Service description	[***]
Service Level	[***]
Service Charge	[***]

RB R&D Service No. 3

Section	Service detail
Name of service	[***]
Provider	[***]
Recipient	[***]
Countries	[***]
Service Period	[***]
Service description	[***]
Service Level	[***]
Service Charge	[***]

RB R&D Service No. 4

Section	[***]
Name of service	[***]
Provider	[***]
Recipient	[***]
Countries	[***]
Service Period	[***]
Service description	[***]
Service Level	[***]
Service Charge	[***]

SCHEDULE 2
INDIVIOR SERVICES

Indivior R&D Service No. 1

Section	[***]
Name of service	[***]
Provider	[***]
Recipient	[***]
Countries	[***]
Service Period	[***]
Service description	[***]
Service Charge	[***]

SCHEDULE 3
(NON-DISCLOSURE AGREEMENTS)

Part A: Letter to RBH from Indivior Group Employee or Contractor

To:                             Reckitt Benckiser Healthcare (UK) Limited (“RBH”)

103-105 Bath Road

Slough

Berkshire

SL1 3UH

[Date]

Dear Sirs,

I am aware of the existence of, and the terms of, the research and development services agreement between RBH and RB Pharmaceuticals Limited dated on or around 23 December 2014 (the “R&D Services Agreement”), and acknowledge that I am being asked to provide this letter pursuant to the terms of the R&D Services Agreement.

As such, I agree as follows:

1.                                               DEFINITIONS

In this letter:

“Facilities” means the research and development facilities located on Dansom Lane, Hull, HU8 7DS,

“Information” means all information in whatever form whether written, oral or stored in any form of electronic device;

“Intellectual Property Rights” means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs, rights in information and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world; and

“RBH Confidential Information” means Information relating to RBH and its affiliates including, without limitation:

(i)        Information relating to the property, assets, business, trading practices, plans, proposals and/or trading prospects of RBH and its affiliates;

(ii)       Information relating to any new, existing or amended products (excluding products of Indivior or its affiliates) which have been produced, developed, sampled or tested by RBH or its affiliates in connection with the Facilities or any service provided in relation to the Facilities;

(iii)      any new, existing or amended methods or processes of RBH or its affiliates in relation to any of the products referred to in (ii) above; and

(iv)      any know how and/or Intellectual Property Rights of RBH or its affiliates used by the parties referred to in (i) above in connection with the Facilities or any service provided in relation to such Facilities.

2.                                               GENERAL PROVISIONS

2.1                                        I acknowledge that, in the performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either RB Pharmaceuticals Limited or an affiliate, and by virtue of my access to the Facilities, I may have disclosed to me or otherwise have access to RBH Confidential Information. I acknowledge that such RBH Confidential Information is confidential and commercially sensitive. While I continue to have access to RBH Confidential Information during the performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either RB Pharmaceuticals Limited or an affiliate, I agree to attend all training provided or commissioned by my employer in relation to the handling and use of RBH Confidential Information.

2.2                                        I agree that I shall not actively seek access to any RBH Confidential Information to which I do not have access already by virtue of performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either RB Pharmaceuticals Limited or an affiliate and I shall use best endeavours to avoid obtaining any RBH Confidential Information.

3.                                               RBH CONFIDENTIAL INFORMATION

I agree that I shall treat and keep all RBH Confidential Information received as part of my employment or otherwise as confidential and will not, without your prior written consent, otherwise communicate or disclose (in any manner) RBH Confidential Information to any person, other than disclosure of RBH Confidential Information to RB Pharmaceuticals Limited’s employees or a third party where necessary to enable the provision of the services by RB Pharmaceuticals Limited under the R&D Services Agreement or to assist RB Pharmaceuticals Limited in obtaining consent from a third party service provider in respect of such services.

4.                                               EXCEPTIONS

The restrictions in paragraphs 2 and 3 of this letter do not apply to RBH Confidential Information that:

(i)                            is or becomes publicly known, otherwise than as a consequence of a breach of my obligation under this letter; or

(ii)                         is disclosed either as required by law or to a regulatory or governmental authority provided that in these circumstances, I shall notify RBH (by way of notice to the Head of Shared Services of RBH in Hull) as soon as I become aware of the requirement on me to disclose and comply with any reasonable request made by RBH.

5.                                               DURATION

I acknowledge that the obligations undertaken by me under this letter shall be continuing and, in particular, that I will continue to be bound by them even after the termination of my employment or contractual work with RB Pharmaceuticals Limited (or an affiliate).

6.                                               UNDERTAKING

I undertake to act in accordance with the terms of this letter and to take all necessary steps within my power to prevent a breach from occurring as a result of my actions or omissions.

7.                                               EMPLOYER RESPONSIBILITY

I acknowledge that my employer or the company to whom I am contracted to perform work agrees to take primary responsibility for any breach of the terms of this letter by me and may take subsequent action against me in relation to any such breach. I acknowledge that my employer or the company to whom 1 am contracted to perform work therefore has the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this letter agreement.

Yours faithfully,

[Name of Indivior Group employee or contractor]

Part B: Letter to Indivior from RB Group Employee or Contractor

To:                             RB Pharmaceuticals Limited (“Indivior)

103-105 Bath Road

Slough

Berkshire

SL1 3UH

[Date]

Dear Sirs,

I am aware of the existence of, and the terms of, the research and development services agreement between Indivior and Reckitt Benckiser Healthcare (UK) Limited dated 1 December 2014 (the “R&D Services Agreement”), and acknowledge that I am being asked to provide this letter pursuant to the terms of the R&D Services Agreement.

As such, I agree as follows:

1.                                               DEFINITIONS

In this letter:

“Facilities” means the research and development facilities located on Dansom Lane, Hull, HU8 7DS.

“Indivior Confidential Information” means Information relating to Indivior and its affiliates including, without limitation:

(i)        Information relating to the property, assets, business, trading practices, plans, proposals and/or trading prospects of Indivior and its affiliates;

(ii)       Information relating to any new, existing or amended products (excluding products of RBH or any RBH affiliate) which have been produced, developed, sampled or tested by Indivior or its affiliates in connection with the Facilities or any service provided in relation to the Facilities;

(ii)       any new, existing or amended methods or processes of Indivior or its affiliates in relation to any of the products referred to in (ii) above; and

(iii)      any know how and/or Intellectual Property Rights of Indivior or its affiliates used by the parties referred to in (i) above in connection with the Facilities or any service provided in relation to such Facilities.

“Information” means all information in whatever form whether written, oral or stored in any form of electronic device; and

“Intellectual Property” means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs, rights in information and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world.

2.                                               GENERAL PROVISIONS

2.1                                        I acknowledge that, in the performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either Reckitt Benckiser Healthcare (UK) Limited or an affiliate and by virtue of my access to the Facilities, [ may have disclosed to me, or otherwise have access to, Indivior Confidential Information. 1 acknowledge that such Indivior Confidential Information is confidential and commercially sensitive. While I continue to have access to Indivior Confidential Information during the performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either Reckitt Benckiser Healthcare (UK) Limited or an affiliate, I agree to attend all training provided or commissioned by my employer in relation to the handling and use of Indivior Confidential Information.

2.2                                        I agree that I shall not actively seek access to any Indivior Confidential Information to which I do not have access already by virtue of the performance of duties pursuant to the terms of the R&D Services Agreement as an employee of or contractor for either Reckitt Benckiser Healthcare (UK) Limited or an affiliate and I shall use best endeavours to avoid obtaining any Indivior Confidential Information.

3.                                               CONFIDENTIAL INFORMATION

I agree that I shall treat and keep all lndivior Confidential Information received as part of my employment or otherwise as confidential and will not, without your prior written consent, otherwise communicate or disclose (in any manner) Confidential Information to any person, other than disclosure of Indivior Confidential Information to Reckitt Benckiser Healthcare (UK) Limited’s employees or a third party where necessary to enable the provision of the services by Reckitt Benckiser Healthcare (UK) Limited under the R&D Services Agreement or to assist Reckitt Benckiser Healthcare (UK) Limited in obtaining consent from a third party service provider in respect of such services.

4.                                               EXCEPTIONS

The restrictions in paragraphs 2 and 3 of this letter do not apply to Indivior Confidential Information that:

(i)                            is or becomes publicly known, otherwise than as a consequence of a breach of my obligation under this letter; or

(ii)                         is disclosed either as required by law or to a regulatory or governmental authority provided that in these circumstances, I shall notify Indivior (by way of notice to the head of R&D of Indivior in Hull) as soon as I become aware of the requirement on me to disclose and comply with any reasonable request made by Indivior.

5.                                               DURATION

I acknowledge that the obligations undertaken by me under this letter shall be continuing and, in particular, that I will continue to be bound by them even after the termination of my employment or contractual work with Reckitt Benckiser Healthcare (UK) Limited (or an affiliate).

6.                                               UNDERTAKING

I undertake to act in accordance with the terms of this letter and to take all necessary steps within my power to prevent a breach from occurring as a result of my actions or omissions.

7.                                               EMPLOYER RESPONSIBILITY

I acknowledge that my employer or the company to whom I am contracted to perform work agrees to take primary responsibility for any breach of the terms of this letter by me and may take subsequent action against me in relation to any such breach. I acknowledge that my employer or the company to whom I am contracted to perform work therefore has the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this letter agreement.

Yours faithfully,

[Name of RB Group employee or contractor]

Part C: Letter from a visitor of the R&D Facilities to Indivior and RBH

To:                             Reckitt Benckiser Healthcare (UK) Limited (“RBH”)

103-105 Bath Road

Slough

Berkshire

SL1 3UH

and

RB Pharmaceuticals Limited (“Indivior”)

103-105 Bath Road

Slough

Berkshire

SL1 3UH

[Date]

Dear Sirs,

I agree as follows:

1.                                               DEFINITIONS

In this letter:

“Confidential Information” means Information relating to Indivior and RBH and their affiliates including, without limitation:

(i)        Information relating to the property, assets, business, trading practices, plans, proposals and/or trading prospects of RBH, Indivior and their affiliates;

(ii)       Information relating to new, existing or amended products which have been produced, developed, sampled or tested by RBH, Indivior or companies affiliated to either RBH or Indivior above in connection with the Facilities or any service provided in relation to the Facilities;

(ii)       any new, existing or amended methods or processes in relation to any of the products referred to in (ii) above; and

(iii)       any know how and/or Intellectual Property Rights of any of the parties referred to in (i) above and used in connection with the Facilities or any service provided in relation to such Facilities.

“Facilities” means the research and development facilities located on Dansom Lane, Hull, HU8 7DS.

“Information” means all information in whatever form whether written, oral or stored in any form of electronic device.

“Intellectual Property” means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs, rights in information and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world.

2.                                               GENERAL PROVISIONS

2.1                                        I acknowledge that, by virtue of my access to the Facilities, 1 may have disclosed to me, or otherwise have access to, Confidential Information. I acknowledge that such Confidential Information is confidential and commercially sensitive.

2.2                                        To the extent not in conflict with the purpose of my visit, I agree that I shall not actively seek access to any Confidential Information and I shall use best endeavours to avoid obtaining any Confidential Information.

2.3                                        If there is any inconsistency between the terms and conditions set out in this letter and the terms and conditions set out in any agreement relating to confidentiality which you have entered into with either RBH or Indivior previously and which is still in force, that agreement shall (only in respect of (a) the party with whom that agreement was entered into and (b) that party’s information) prevail to the extent of the inconsistency.

3.                                               CONFIDENTIAL INFORMATION

I agree that I shall treat and keep all Confidential Information received as part of my visit or otherwise as confidential and will not otherwise communicate or disclose (in any manner) Confidential Information to any person except, in the case of Confidential Information relating to Indivior and its business, without Indivior’s prior written consent and, in the case of Confidential Information relating to RBH and its business, without RBH’s prior written consent. I shall not use any Confidential Information for any other purpose than the express purpose of my visit.

4.                                               EXCEPTIONS

The restrictions in paragraph 2 and 3 of this letter do not apply to Confidential Information that:

(i)                            is or becomes publicly known, otherwise than as a consequence of a breach of my obligation under this letter; or

(ii)                         is disclosed as required by law provided that in these circumstances, I shall notify, in the case of Confidential Information relating to RBH and its business, RBH (by way of notice to the head of RBH R&D at Hull) and, in the case of Confidential Information relating to Indivior and its business, lndivior (by way of notice to the head of Indivior R&D at Hull) as soon as I become aware of the requirement on me to disclose and comply with any reasonable request made by RBH and/or Indivior (as relevant).

5.                                               DURATION

I acknowledge that the obligations undertaken by me under this letter shall be continuing and, in particular, that I will continue to be bound by them even after the termination of my visit to the Facilities.

6.                                               UNDERTAKING AND ACKNOWLEDGEMENT

6.1                                        I undertake to act in accordance with the terms of this letter and to take all necessary steps within my power to prevent a breach from occurring as a result of my actions or omissions.

6.2                                        I acknowledge that the company who is responsible for my visit agrees to take primary responsibility for any breach of the terms of this letter and may take subsequent action against me in relation to such breach. I acknowledge that the company who is responsible for my visit therefore has the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this letter agreement.

Yours faithfully,

[Name of visitor]

SCHEDULE 4
LIST OF WORK ORDERS PERFORMED BY INDIVIOR UNDER RBH’S NAME

[***]

SCHEDULE 5

TERMS OF THE KWN OFFICE LICENCE AND THE KWS OFFICE LICENCE

1.                                               THE RECIPIENT ACKNOWLEDGES THAT:

1.1                                        it shall occupy the KWN Office Space and the KWS Office Space (the “Offices”) as a licensee and that no relationship of landlord and tenant is created between the Provider and the Recipient by this Agreement;

1.2                                        the Provider retains control, possession and management of the Offices and the Recipient has no right to exclude the Provider from the Offices; 1.3   the KWN Office Licence and the KWS Office Licence (the “Licences”) are personal to the Recipient and are not assignable and the rights granted by the Licences may only be exercised by the Recipient and its employees and contractors; and 1.4   the Provider shall be entitled at any time on not less than 30 Business Days’ notice to require the Recipient to transfer to alternative space within the Estate.

2.                                               THE RECIPIENT COVENANTS:

2.1                                        to keep the Offices and the contents thereof clean and tidy and clear of rubbish and to leave them in no worse state and condition than at the date of this Agreement, fair wear and tear excepted, and free of the Recipient’s furniture, equipment, goods and chattels on the termination of this Agreement or the relevant Licence;

2.2                                        not to use the Offices otherwise than as offices;

2.3                                        not to obstruct the common parts of the Estate nor cause them to become dirty or untidy nor to leave any rubbish on them;

2.4                                        not to display any signs or notices on or in the Offices or any part of the Estate;

2.5                                        not to use the Offices in such a way as to cause any unlawful nuisance, damage, disturbance or interference to either the RB Group or to the owners, occupiers or users of any other parts of the Estate whatsoever;

2.6                                        not to make any alteration to the Offices, its decorations or services nor cause any damage or waste to the Offices or the Estate;

2.7                                        not knowingly to use the Offices in such a way as would or might constitute a breach of any statutory requirement affecting the Estate or which would or might vitiate in whole or in part any insurance effected in respect of the Estate from time to time and of which the Recipient has received a full copy and to comply with the requirements of the insurers and the local fire officer and of which the Recipient has prior notice in writing;

2.8                                        to notify the Provider promptly after receipt by the Recipient Group of any communication received from a government department, local authority or other competent authority;

2.9                                        not to make any application to the relevant planning authority for any permission for change of use or alteration to the Offices or the Estate;

2.10                                 not to impede the exercise of the Provider’s rights of possession and control of the Estate nor to permit the occupation of the Offices by anyone other than employees of the Recipient;

2.11                                 to vacate the relevant Office or Offices promptly upon the earlier of the termination of this Agreement and the end of either or both Licences. This covenant is to survive termination of this Agreement;

2.12                                 to observe such reasonable rules and regulations as the Provider Group may make from time to time governing the use of the Offices or Estate and of which the relevant Recipient has prior notice in writing; and

2.13                                 2.13               to indemnify the Provider and keep the Provider indemnified against all losses, claims, demands, actions, proceedings, damages, proper costs or expenses, or other liability arising from any breach or non-observance of the covenants in this Schedule 5. This covenant is to survive termination of this Agreement.

IN WITNESS whereof the parties hereto have signed this Agreement on the day and year first before written.

Signed by Patrick Clements	)
for and on behalf of	)	/s/ Patrick Clements
RECKITT BENCKISER HEALTHCARE (UK) LIMITED	)

Signed by Andrew Gawman	)
for and on behalf of	)	/s/ Andrew Gawman
RB PHARMACEUTICALS LIMITED	)